Exhibit 14.1

(Additions are indicated by underlining, and deletions are indicated by strikethrough.)

THE MARCUS CORPORATION
Code of Conduct

Adopted: March 13, 2006

As Last Revised: ~~July 8, 2008~~February 3, 2016

INTRODUCTION

As a growing company, The Marcus Corporation and its subsidiaries (“Company”) can anticipate new ethical demands resulting from its business expansion and otherwise as a result of it being a New York Stock Exchange listed public company. Further, the legal requirements impacting on the Company will undoubtedly increase as the Company’s business interests become more diverse. For these reasons, and the basic philosophy that the Company must both remain as and be understood to be a good corporate citizen, it is mandatory that the Company have a guiding code of ethical conduct.

This Code of Conduct is in addition to, and is not intended to change or interpret, any federal or state law or regulation, the rules of the Securities and Exchange Commission (“SEC”), the listing standards of the New York Stock Exchange (“NYSE”), the Wisconsin Business Corporation Law, or the Company’s Articles of Incorporation or Bylaws. This Code of Conduct is subject to modification and interpretation by the Board of Directors and/or its Corporate Governance and Nominating Committee.

This Code of Conduct shall be posted on the Company’s website, distributed or otherwise made available to all Associates, and made available in print to any requesting shareholder.

CODE OF CONDUCT

It is the policy of the Company that the directors, officers, associates and representatives of the Company (“Associates”) shall exercise and display good judgment and high ethical standards in all business dealings. Situations which may involve an actual or potential conflict between the personal interests of an Associate and the business interests of the Company, and even the appearance of impropriety with respect to such actual or potential conflicts, must be avoided or otherwise appropriately approved by the Company’s General Counsel (for all Associates, other than directors, executive officers and senior financial officers) or the Corporate Governance and Nominating Committee of the Company’s Board of Directors (for all directors, executive officers and senior financial officers) in each case after full disclosure. A “conflict of interest” occurs when an Associate’s private interests interfere in any way – or even appears to interfere – with the business interests of the Company. A conflict situation may arise when an Associate takes actions or has interests that may make it difficult to perform his or her job objectively and effectively, or that otherwise may harm the Company. Conflicts of interest also may arise when an Associate, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

The consistent conduct of the Company’s business in an honest and ethical manner is vitally important to maintaining public trust and confidence in the Company and its Associates. In many situations involving ethical and moral judgments, it may be difficult to determine a proper course of action with certainty. In such cases, the Company’s General Counsel or the Corporate Governance and Nominating Committee of the Board of Directors must be consulted to ensure that the proper course of action is followed.

The Company is strongly committed to upholding the principles in this Code of Conduct and will not take, or allow any Associates to take, any action (including any discharge, demotion, suspension, transfer, threat, harassment or discrimination) against any Associate who, in good faith, raises a question concerning ethical or moral practices or an actual or potential breach or violation of this Code. Nevertheless, the Company recognizes that in many instances when situations involving ethical and moral judgments or an actual or potential breach or violation of this Code arise, you may not feel comfortable raising these issues with our General Counsel. If so, you should raise the matter by sending a confidential letter to the Chairman of the Corporate Governance and Nominating Committee of the Company’s Board of Directors (for all non-financial/accounting related issues) to the address listed on page 16 of this Code or to the Chairman of the Audit Committee of the Company’s Board of Directors (for all accounting and financial issues) to the address listed on page 9 of this Code. Only independent directors serve on ~~the~~ these committees of the Board of Directors.

SPECIFIC POLICIES AND EXAMPLES

It is not possible in a Code of Conduct such as this one to describe all the circumstances and conditions which have the potential of raising ethical considerations and/or that may constitute a conflict of interest. For this reason, specific applications of our Code of Conduct to your dealings with various of our constituencies and examples of some of the situations which may be of concern are found below. If you find yourself or another Associate in a situation that raises an ethical or moral question, or a potential breach or violation of this Code, that is not covered by these specific policies or examples, or if you are not sure whether your or another Associate’s situation raises any such question, you should discuss the matter with the Company’s General Counsel, or by sending a confidential letter to the Chairman of the Corporate Governance and Nominating Committee of the Company’s Board of Directors (for all non-financial/accounting related issues) to the address listed on page 16 of this Code or to the Chairman of the Audit Committee of the Company’s Board of Directors (for all accounting and financial issues) to the address listed on page 9 of this Code.

Concerning Customers

1.	It is an absolute obligation of the Company and each Associate to protect our customer relationships through consistently fair and honorable dealings with everyone who is a user of our facilities or services.

2.	This Code prohibits misrepresentation, fraudulent action or omission, failure to make proper adjustments if the Company is at fault, or any behavior that denies to any customer the full receipt of the specified benefits of the product or service for which he or she is paying.

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3.	Under no circumstances may an Associate give a gift of money or cash equivalents to any customer or any gift that the Associate knows will violate a customer’s business practices. Associates are also prohibited from making gifts, loans or granting unreasonable favors to customers for the purpose of obligating or inducing them to compromise their responsibilities to their employers on our behalf or for our benefit. This policy does not extend to gifts or favors of nominal value (less than $100) or to business dining or casual entertainment, to the extent that these meet generally accepted standards of ethical business conduct and involve no element of concealment or violation of rules imposed by the recipient’s employer. All associates should also consider the aggregate amount of benefits received from any customer during any calendar year when considering whether to accept such gifts, favors, dinners or entertainment. Although the amount received on any specific occasion may be permitted, each associate must also ensure that the total annual amount of benefits received is not inappropriate or give rise to the appearance of impropriety. All expenditures for gifts, favors, business dinners and casual entertainment must be fully documented in a reimbursement request for Company review and approval.

Q:	You send a gift of a case of expensive French wine to one of our corporate customers to thank her for booking a convention at the Grand Geneva Resort and Spa and to encourage further bookings in the future. Is this a violation of our Code of Conduct?

A:	Yes. Since the value of this gift exceeds $100 and is being made for the principal purpose of encouraging the customer to continue to do business with the Company (and since the gift probably also violates the customer’s code of conduct), it is not permitted.

Q:	Instead of a case of French wine, you take the corporate customer out to a complimentary dinner at a fancy restaurant. Is this a violation of our Code of Conduct?

A:	No. Business dining and casual entertainment of customers, consistent with generally accepted standards of ethical business conduct and which are not in violation of the customer’s code of conduct, are permissible. You should submit a fully documented reimbursement request for review and approval.

Concerning Suppliers

1.	All Associates must deal with our suppliers in the highest ethical and professional manner.

2.	Under no circumstances may an Associate accept any money or cash equivalents or any gifts from a supplier that are known to violate the supplier’s business practices. Associates must immediately report any such gifts or offers to the Company’s General Counsel.

3.	Under no circumstances may an Associate accept trips and/or loans from any supplier, except for instances that receive the advance approval of the Company’s General Counsel and that are reported to the Chairman of the Corporate Governance and Nominating Committee.

4.	Associates are also prohibited from receiving gifts or favors from suppliers, other than nominal gifts or favors (less than $100). This prohibition does not include business dining or casual entertainment that meets generally accepted standards of ethical business conduct and involves no element of concealment or violation of rules imposed by the provider’s employer. All Associates should also consider the aggregate amount of benefits received from any supplier during any calendar year when considering whether to accept such gifts, favors, dinners or entertainment. Although the amount received on any specific occasion may be permitted, each Associate must also ensure that the total annual amount of benefits received is not inappropriate or give rise to the appearance of impropriety.

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5.	Associates shall not be influenced in their business dealings with a supplier by the receipt of any gift or favor nor shall Associates imply to a supplier that the receipt of any gift or favor will influence a business decision involving that supplier.

6.	An Associate who is offered and/or receives any prohibited money, cash equivalent, gift, loan, trip or favor shall promptly and courteously decline such money, cash equivalent, gift, loan, trip or favor with an explanation that the acceptance of the money, cash equivalent, gift, loan, trip or favor is contrary to our Company’s Code of Conduct. The Associate shall report any such occurrence to the Company’s General Counsel.

7.	An Associate may not utilize as a supplier any organization in which the Associate or an immediate family member has a financial interest, except for instances that receive the advance approval of the Company’s General Counsel and that are reported to the Chairman of the Corporate Governance and Nominating Committee. This policy does not apply to a publicly traded company in which the Associate (or an immediate family member) owns less than 5% of its stock or other publicly traded equity securities.

8.	If an Associate’s decline of a gift, loan, trip or favor as outlined in this section could be a matter of embarrassment or potentially poor business judgment, prior to declining the item involved, the matter should be discussed with and decided by the Company’s General Counsel. If the matter involves a director, executive officer or senior financial officer of the Company and the Company’s General Counsel believes that the gift, loan, trip or favor should not be declined for business or other reasons, the matter must be raised by the General Counsel and discussed with and decided by the Company’s Corporate Governance and Nominating Committee.

9.	Associates may not purchase merchandise for themselves from Company vendors in excess of $100 using Company pricing and/or discounts because such discounts may raise the appearance that the discount will influence your use of the vendor for Company business.

10.	Associates who have historically received prohibited gifts, loans, trips or favors from suppliers must notify all such suppliers that our Code of Conduct prohibits acceptance of such gift, loan, trip or favor and that the supplier is encouraged to make a gift to a charity of the supplier’s choice in lieu of the gift, loan, trip or favor. This notification must be made each year in writing by November 15, with a copy thereof sent to the Company’s General Counsel.

Q:	A vendor owns a condominium in a city you will be visiting. It is not his primary residence and he will not be there at the same time. He invites you to use the condo free of charge while you are visiting. Can you accept his offer?

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A:	No. The value of the gift can reasonably be considered to be greater than $100 and is otherwise not consistent with generally accepted standards of ethical business conduct.

Q:	You are attending a two day meeting with a reservation systems company in Utah to work out the final details of a planned reservation systems roll-out for Hotels division. The meeting is scheduled in February and the vendor has invited you for an afternoon of skiing at the vendor’s expense. Can you accept?

A:	Yes. Assuming this is not a violation of the vendor’s policies, the skiing is only incidental to the travel and business meeting and is a recreational and casual entertainment opportunity of relatively nominal value consistent with generally accepted standards of ethical business conduct. However, all other expenses of the trip must be paid for by the Company, unless otherwise approved by the General Counsel.

Q:	In appreciation of your efforts in coordinating the recently completed remodeling of a Marcus theatre, the remodeling firm sends a “cookie bouquet” to your office. Can you accept?

A:	Yes. The gift is of relatively nominal value and is consistent with generally accepted standards of ethical business conduct.

Q:	To thank you for your order of office furniture, the vendor’s salesman slips you $20 and says “go enjoy a nice lunch on me.” Can you accept?

A:	No. Even though the amount is under $100, the acceptance of cash is never allowed. The same prohibition applies to loans and cash equivalents.

Q:	As part of a mass mailing advertising campaign, our Internet service provider has sent you a computer mouse pad displaying its company logo. Can you accept?

A:	Yes. The gift is an advertising novelty with only nominal value.

Q:	In appreciation of your choosing the location of the Company’s purchase of land for a new movie theatre, the real estate broker sends you a new HDTV. Can you accept?

A:	No. The value of an HDTV is more than $100 and the gift is not consistent with generally accepted standards of ethical business conduct. Company resources may be used to return the HDTV to the broker, along with a note advising the broker that acceptance of the gift is against our Company’s Code of Conduct.

Q:	A vendor currently engaged by your department tells you she has two tickets to the Milwaukee Bucks basketball game tomorrow night. Citing that she is unable to attend, she offers the tickets to you to use as you would like. Can you accept?

A:	Yes. As long as this is an isolated offer, the tickets may be accepted because they represent a relatively common entertainment opportunity consistent with generally accepted ethical business conduct.

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Q:	You and your supervisor are invited by a vendor to a two-day conference in a resort area involving two hours of meetings and a unique opportunity to network with associates of the vendor, as well as with your counterparts from other lodging companies. The remainder of the time will be devoted to golf, fishing, boating and receptions. The vendor has indicated it will pay for all of your expenses of travel, lodging, recreation and entertainment. Can you and your supervisor accept?

A:	No. The trip and related activities appear to exceed generally accepted standards of ethical business conduct. Furthermore, the recreation and entertainment is more than just an incidental part of the trip and meetings. However, if the opportunity for networking and representing the Company at the conference are viewed by you and your supervisor as advancing an important business interest of the Company justifying a waiver of our Code, a waiver may be granted by the Company’s General Counsel to authorize the acceptance of part or all of the travel, lodging, entertainment and recreation and the Company’s payment of the remainder. The waiver must then be reported by you on the Company’s next annual Code of Conduct Acknowledgement Form.

Concerning “Corporate” Opportunities

Associates owe the Company a duty to advance the Company’s business interests when the opportunity to do so arises. As a result, Associates are prohibited from taking personal advantage of certain business opportunities in which the Company may be interested. This so-called “corporate opportunity doctrine” is complicated and it is not possible to clearly define all of the business opportunities which belong or could be of interest to the Company and what business opportunities may be taken advantage of personally by Associates. The most common types of situations falling within this corporate opportunity doctrine prohibit Associates from: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, one of the Company’s businesses; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the Associate becomes aware of because he or she works for the Company; or (iii) competing with or otherwise disadvantaging any of the Company’s businesses. If you have any question regarding whether this corporate opportunity doctrine applies to any potential business opportunity, you should consult with the Company’s General Counsel.

Q:	You work in the Company’s real estate development department and, through one of your real estate broker contacts, you learn that a firm the Company has done business with will be offering a certain number of limited partnership interests in a new real estate venture to those persons and companies that own stock in the firm. You think this is a good personal investment opportunity. You have heard that others in the real estate development department are looking into this offer to see if it is the sort of thing in which the Company should invest. Can you go out and personally buy stock in this firm and then personally subscribe for the firm’s partnership units?

A:	If your subscription for limited partnership interests means that there could be fewer partnership units available for the Company, then you should not become involved in the subscription, at least not until the Company has decided not to subscribe or has had the ability to subscribe for all the partnership units it wants. Since there are a limited number of partnership units, any units you subscribe for will not be available for the Company. That would amount to a diversion of the Company’s business opportunity. Additionally, given your personal interest in the transaction, you should not participate in the Company’s decision making process by which the extent, if any, of the Company’s investment is determined, unless you fully disclose and discuss your personal interest in the venture with the Company’s General Counsel and he approves of your participation.

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Q:	You are a manager responsible for selecting and dealing with a particular vendor. Your son graduated recently from college but does not have a job. You would like to ask your counterpart at the vendor about employing your son. Can you?

A:	No. That would clearly be using the Company’s position to achieve a personal economic benefit for your son. That is not to say that your son, assuming he has the proper qualifications for the job, cannot independently seek out employment with the vendor, but neither the relationship with the Company nor your position and role vis-à-vis that vendor should ever be used to obtain a position for your son. Furthermore, if your son gets a job with the vendor, it would be a good idea for you to notify the Company’s General Counsel of the relationship. Depending on the circumstances, there may be a question as to whether you can impartially evaluate the performance of the vendor, especially if your son’s work relates to the vendor’s contract with the Company. The Company’s General Counsel can decide how best to manage this situation.

Concerning Competitors

1.	Associates must refrain from all dealings with our competitors for the purpose of setting or controlling prices, rates, trade practices, costs or any other activities prohibited by the federal and state laws regulating competition.

2.	The highest standards of honorable and ethical conduct must be observed in all relationships with our competitors. The advancement of the Company’s business interests through the malicious dissemination of gossip, rumors or disparaging statements or any other unfair actions intended to damage our competitors is prohibited, as are any other secret or dishonorable activities for this purpose.

Q.	A corporate client looking to book a large group event is considering both the Pfister Hotel and the Hyatt in Milwaukee. Can you tell the client that you believe that the Hyatt’s water purification system is faulty and that her group runs the risk of contracting cryptosporidium if they book their event at the Hyatt?

A.	No. Spreading malicious rumors about our competitors is strictly prohibited.

Q.	You are the manager of a Marcus Hotel. You decide to meet with the manager of your biggest local competitor to convince her that it would be in her and your best interest to raise rates during an upcoming major convention. Can you hold the meeting?

A.	No. Meeting with a competitor to discuss, agree on or set prices is a violation of the federal antitrust laws and could be punishable by prison and significant fines and penalties. If you are ever approached for a meeting for such a purpose, or for any other purpose relating to how or where you compete with your competitors, you should immediately turn down the offer and report the proposal to the Company’s General Counsel.

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Concerning Compliance With Laws and Regulations

The Company insists that all of its businesses be conducted in full compliance with all applicable laws. Failure to obey laws and regulations violates this Code and may expose both you and the Company to criminal or civil prosecution. As you conduct the Company’s business, you may encounter a variety of legal issues. If you have questions on specific laws, regulations or other legal issues, you should contact the Company’s General Counsel.

Concerning the Employment of Relatives

1.	Relatives of an Associate may not be employed in situations where one relative will be in the line of supervision of the other, without the pre-approval of the Company’s General Counsel, or with respect to issues involving the Company’s directors, executive officers and senior financial officers, the Company’s Corporate Governance and Nominating Committee.

2.	As used in this Code of Conduct, the relative of an associate includes the associate’s spouse, partner, parent (including step-parents), children (including step-children) and siblings (including step-siblings).

3.	~~2.~~ Relatives of an Associate may not be employed in situations that may impair the Company’s accounting control system of checks and balances.

Concerning Accounting Procedures and The Control of Funds and Assets

1.	The Company’s financial and accounting books and records must be true, accurate and complete. No false or artificial entries shall be made in any books or records of the Company for any reason, and no Associate shall engage in any arrangement that results in such a prohibited act. The Company’s accounting and financial records must reflect, in an accurate, complete and timely manner, all transactions affecting the Company in order to meet statutory requirements and to ensure proper preparation of the Company’s financial statements. Transactions must be properly authorized and approved and recorded in accordance with both the relevant generally accepted accounting principles and the highest standards of integrity. There shall be no cash funds, bank accounts, investment or other assets which are not recorded or are inadequately recorded in the Company’s accounting records.

2.	No Associate may have so great a span of responsibility as to make it possible for the Company’s accounting control system of checks and balances to be impaired or corporate assets to be diverted.

3.	The use of any funds or other assets of, or the providing of any services by, the Company for any unlawful purpose is strictly prohibited.

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4.	The Company’s accounting and financial records must be adequately protected from destruction or tampering. The accounting and financial records must also be retained for a sufficient period of time to meet both the applicable legal requirements and those required by the Company’s corporate office.

5.	No payment on behalf of the Company shall be approved or made with the intention or understanding that a part or all of such payment is to be used for any purpose other than as described by the document supporting or requiring the payment.

6.	No Associate may take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditing firm for the purpose of rendering the Company’s financial statements misleading.

7.	Any Associate having information or knowledge of any unrecorded fund or asset or any other questionable financial disclosure or accounting, auditing or financial practice or concern shall promptly report such matter to the Company’s General Counsel. If the Associate is not satisfied that the issue reported has been addressed properly or does not feel comfortable raising the issue with the Company’s General Counsel, he or she shall report the issue directly to the Chairman of the Audit Committee of the Company’s Board of Directors at the following address:

PERSONAL AND CONFIDENTIAL

Philip L. Milstein

Chairman, Audit Committee of The Marcus Corporation

100 East Wisconsin Avenue, Suite 1900

Milwaukee, WI 53202

Concerning Senior Financial Officers

1.	In addition to the other policies set forth in this Code of Conduct (including particularly those set forth in the section above), the Company’s senior financial officers (e.g., chief financial officer, principal accounting officer, controller and other Associates performing similar functions, including at the division level) shall also be subject to the additional duties and responsibilities described in this section.

2.	Each senior financial officer shall ensure the integrity and accuracy of the Company’s financial statements, the Company’s compliance with all legal and regulatory requirements related to the Company’s financial statements, and the performance of the Company’s internal audit function. The senior financial officers shall immediately report any failures or deficiencies therein to the Chairman of the Audit Committee.

3.	The senior financial officers shall be responsible for maintaining effective internal audit functions, internal accounting controls, risk management practices and procedures, and financial reporting and compliance practices, and reporting thereon (including particularly any deficiencies therein or changes thereto which could adversely affect the Company’s financial condition or results of operation) to the Audit Committee.

4.	The senior financial officers must ensure that the Company’s SEC reports that contain the Company’s financial statements fully comply with the applicable requirements of the federal securities laws and that the information contained in each such report fairly presents, in all material respects, the financial condition and results of operations of the Company. The senior financial officers shall report any failures or deficiencies therein immediately to the Chairman of the Audit Committee

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5.	The senior financial officers shall be responsible for establishing, maintaining and evaluating the Company’s internal accounting controls and for disclosing to the Audit Committee and the Company’s independent auditing firm any significant deficiencies in such controls, and any fraud involving Associates significantly involved with such controls, and whether or not there were significant changes in such internal controls or other factors that could significantly affect such controls. The objective of these internal accounting controls is to provide assurance that all assets are adequately protected, properly used and that the Company’s financial records accurately reflect the assets and liabilities of the Company. Effective internal accounting controls provide the Company with a system of “checks and balances” to assist in ensuring that accounting and administrative policies are complied with throughout the Company. The senior financial officer responsible for each operating division is responsible for knowing what can go wrong in their area of responsibility, and to be alert for symptoms of wrongdoing, loss or errors. Notwithstanding this, division controllers or their equivalent are responsible for the overall integrity of the financial systems and controls in their divisions. Accordingly, they are expected and authorized to intervene to investigate and take action in situations at operations within their division where they believe financial controls are not meeting standards or are at risk.

6.	There must be no concealment of information from (or by) senior financial officers, or from the Company’s internal or external auditors or legal counsel.

7.	No senior financial officer shall take, or allow any other Associate to take, any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent public auditing firm for the purpose of rendering the Company’s financial statements materially misleading. If any senior financial officer becomes aware of any such circumstance, he or she shall report it immediately to the Chairman of the Audit Committee.

8.	The senior financial officers shall ensure that the Company’s auditing firm reports directly to the Audit Committee, and that the Audit Committee is solely responsible for the appointment, compensation and oversight of the Company’s independent auditing firm (including resolving any disagreements between management and the auditing firm over financial disclosure or accounting or auditing policies, practices or treatment).

9.	Each senior financial officer shall immediately report any Associate complaints regarding financial disclosure or accounting or auditing matters, including any financial or accounting fraud (whether or not material), to the Chairman of the Audit Committee.

10.	No senior financial officer shall engage the Company’s auditing firm to perform audit or non-audit services without the Audit Committee’s (or its designee’s) preapproval in accordance with the Audit Committee’s charter.

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11.	The senior financial officers shall implement procedures and practices designed to ensure that any certificates required to be signed by the Company’s chief executive officer and/or chief financial officer, and filed with the SEC or NYSE, comply with all of the requirements thereof and otherwise support and verify the accuracy of such certifications. The senior financial officers shall report any failures or deficiencies therein immediately to the Chairman of the Audit Committee

12.	The senior financial officers shall advise the Audit Committee on the areas of financial risk that could have a material adverse effect on the Company’s results of operation or financial condition and the Company’s risk assessment and risk management policies.

13.	The senior financial officers shall ensure that the Company’s off-balance sheet transactions, liabilities, obligations (including contingent obligations), commitments; relationships with unconsolidated or related party entities; and derivative transactions are properly accounted for and disclosed in accordance with the requirements of the SEC, the listing standards of the NYSE and other applicable laws.

14.	The senior financial officers shall not seek a second opinion on any significant accounting issue from an accounting or auditing firm other than the Company’s independent auditing firm without first obtaining the approval of the Audit Committee.

15.	The senior financial officers shall be familiar with the requirements, duties and responsibilities imposed on them by the Audit Committee’s charter and will actively and timely comply therewith, and will otherwise comply with all requests of the Audit Committee or its designees.

Concerning Devotion of Time and Ability to the Company’s Business

The Company respects the rights of its Associates to engage in activities of a private nature outside of the Company. However, employment or personal business interests or commitments are prohibited if such activity would tend to impair an Associate’s ability to meet his or her regular job responsibilities to the Company, would affect his or her objectivity in carrying out his or her responsibilities or would otherwise create a conflict of interest. Any outside employment or other business commitments must be consistent with the foregoing requirements and receive the approval of the Company’s General Counsel, Chairman of the Corporate Governance Committee and/or chief executive officer, as determined appropriate.

Q:	You have an opportunity to take a part-time job outside of work with another firm doing the same sort of work you do now. Can you take it?

A:	That depends. There is no Company policy which outright prohibits moonlighting. If the other job might require excessive time demands that would diminish your job performance at the Company, or if it might affect your judgment and objectivity when you are dealing with your duties at the Company (for instance, if it involves work for a competitor or for a vendor of goods or services to the Company), it would be prohibited. Even if these considerations are not present and you do accept the job, you must be careful not to use in that job any information that is confidential or proprietary to the Company. In any case, you must receive the approval of the Company’s General Counsel prior to accepting the other job.

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Concerning Responsibility for Safeguarding Confidential or “Inside” Information

1.	Complete confidentiality of the Company’s ~~business information~~Business Information must be respected at all times. Associates and representatives of the Company are prohibited from releasing the Company’s Business Information. The Company’s Business Information is any non-public information involving the Company, or any other company doing business with us~~. No information regarding decisions, plans, customers, suppliers or competitors of the Company may be released to the public, except by those specifically authorized to do so.~~, which could have an impact on the Company’s stock price, an acquisition, or the sale of Company assets.

2.	No material information concerning the Company or any other company which is not public knowledge may be used by any Associate for the purpose of his or her own personal gain, whether through stock transactions, real estate dealings, contracting or any other means, nor may such information be transmitted to an individual outside of the Company for their own personal gain.

3.	Associates may not engage in the “short selling” of common stock of the Company (e.g. selling Company stock that the Associate does not own in a transaction from which the Associate would benefit if the value of the stock declined).

4.	For more information regarding the Company’s policies regarding compliance with securities laws, see the Company’s policy entitled Release of Investor Sensitive Information (which is included in the Company’s Policies and Procedures Manual) and the Company’s Statement Of Company Policy Prohibiting Insider Trading In Marcus’ Stock (which is circulated annually and may be obtained from the Company’s General Counsel).

Q:	You become aware that the Company is seriously considering acquiring another publicly-traded movie theatre company and you want to buy stock in that company stock as well. Can you purchase it?

A:	No, that would be prohibited insider trading (even though the stock is of another company). Similarly, you may not buy the Company’s stock based on such inside information. Additionally, you must not tell anyone outside of the Company about this potential acquisition and you must not encourage other people to buy the stock of our Company or of such other company until such time as the Company either publicly announces its acquisition or abandons its acquisition plans.

Q:	You are an Associate in our IT Department and you have been involved in the purchase of some software from a small publicly-traded corporation. You are so impressed with the corporation that you bought some of its shares after the Company completed its software purchase. Some time later, you are told privately by a contact at the corporation that some of the corporation’s key software developers will likely be departing the corporation, leaving in doubt the ability of the corporation to roll out the next generation of software on time, if at all. Is this material “inside” or non-public information?

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A:	If the software developers are truly key to the corporation’s success such that news of their departure could affect the price of the corporation’s stock and if the news of their imminent departure has not yet been made public by the corporation, the information is likely to be deemed to be material “inside” or non-public information.

Q:	Can the “inside” or non-public information be used by the Company to decide whether or not to buy the next version of software from the corporation?

A:	Even if it is “inside” information, the Company can use this information in making a business decision on whether or not to go ahead with purchasing or renewing that corporation’s software; the Company is not using the information in deciding to buy or sell any stock.

Q:	What about the stock of the corporation owned by you – if you want to sell it, when can you?

A:	Given that the information received by you is material and non-public, you are precluded from selling your shares, and from telling anyone else about the information who might trade that corporation’s shares, until it becomes public or is no longer material.

Concerning Outside Associations and Activities

With respect to any desired service on boards of directors of outside organizations that is consistent with the requirements set forth under “Concerning Devotion of Time and Ability to the Company’s Business” above:

1.	Non-Profit Boards. The Company strongly encourages its Associates to devote personal time, attention and funds to the charitable and civic causes of their choice. In this regard, the Company strongly encourages and supports Associates’ service on the boards of directors of reputable charitable, civic and community organizations; however, the Company requests that Associates provide the Company’s General Counsel with written notice of any such intention if he or she desires to serve in such a capacity.

2.	For-Profit and Industry Boards. If an Associate would like to serve on the board of directors or advisors of an outside for-profit business or on a board related to the Company’s businesses on his or her own personal time, the Associate must receive prior approval in writing from the Company’s General Counsel and Chief Executive Officer. Unless approved by the Company’s General Counsel and Chief Executive Officer, any fees or other monetary remuneration received by an Associate for serving in such a capacity (other than expense reimbursement) must be turned over to the Company or donated to charity.

Concerning Fellow Associates

1.	All Associates must deal with one another in a fair and truthful manner.

2.	All relationships between Associates must be appropriate for a business setting. In particular, relationships between a supervisor and a subordinate must be conducted so that the conduct of the Associates involved is beyond reproach. The lending, giving and/or advancing of money between such Associates is expressly prohibited, as is the exchange of gifts, goods or services, other than those gifts of a nominal value for seasonal or commemorative purposes.

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3.	Serious social relationships between a supervisor and a subordinate, while not expressly prohibited, are strongly discouraged as having a high possibility of undesirable later ramifications for both of the Associates involved, as well as for the Company.

4.	These policies are in addition to those set forth in the Company’s policies regarding sexual harassment, racial discrimination and the treatment of disabled Associates.

Concerning Political Contributions

1.	Because most political contributions by corporations are prohibited by federal and state law, it is a policy of the Company not to make any political contributions.

2.	It is also the policy of the Company not to reimburse, directly or indirectly, any Associate, attorney, agent or third party for any political contributions made by him or her.

3.	No Associate or representative is authorized to make any direct or indirect political contribution of any kind on behalf of the Company.

Concerning Real Estate

Associates and members of their families are prohibited from acquiring or holding an investment in real estate or other property in which the Company may have an existing business interest or in which they may have knowledge of a possible business interest. This requirement may be waived by the Company’s General Counsel (for all Associates who are not directors, executive officers or senior financial officers) or by the Company’s Corporate Governance and Nominating Committee (for all Associates who are directors, executive officers or senior financial officers) when such waiver would further the best interests of the Company and its shareholders.

Concerning the Environment

It is recognized that the world’s environment is a legacy from the past, which must be preserved for future generations. Consistent with this recognition, the Company will follow appropriate business practices in the preservation of the environment.

Concerning Questionable Practices or Knowledge of a Prohibited Act

Any Associate having information or knowledge of any situation and/or act which may constitute a breach or violation of this Code or who has any doubt as to whether a situation and/or act may constitute a breach or violation of this Code shall promptly report such situation to the Company’s General Counsel. This reporting requirement includes notification of any known future situation and/or act, which could constitute a breach or violation of this Code. If the Associate is not comfortable discussing the situation with the Company’s General Counsel, the Associate should discuss the matter by sending a confidential letter to the Chairman of the Corporate Governance and Nominating Committee of the Company’s Board of Directors (for all non-financial/accounting related issues) to the address listed on page 16 of this Code or to the Chairman of the Audit Committee of the Company’s Board of Directors (for all accounting and financial issues) to the address listed on page 9 of this Code.

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Concerning Other Issues and Behavior

This Code of Conduct is only one part of the Company’s rules governing Associates’ behavior. Other rules, including the Company’s policies regarding sexual harassment, racial discrimination and the treatment of disabled Associates, are set forth in the Company’s Policies and Procedures Manual.

PROCEDURES TO ENSURE COMPLIANCE WITH THIS CODE

1.	This Code of Conduct has been adopted by the Corporate Governance and Nominating Committee of the Board of Directors. This Code applies to all divisions and subsidiaries of the Company. The Corporate Governance and Nominating Committee is responsible for overseeing the interpretation and enforcement of this Code. Subject to the Corporate Governance and Nominating Committee’s ultimate authority: (i) each Division President will be responsible for monitoring the enforcement of this Code and these procedures as they pertain to Associates in their particular Division and (ii) the Company’s General Counsel will be responsible for monitoring (a) enforcement of this Code and these procedures as they pertain to the Company’s directors, executive officers, senior financial officers, Corporate Associates, and Division Presidents, and (b) the steps taken by each of the Division Presidents with respect to the enforcement of this Code and these procedures. If any questions regarding possible breaches or violations of this Code are not resolvable by the Company’s General Counsel, such questions will be directed to the Chairman of the Corporate Governance and Nominating Committee (for all non-financial/accounting related issues) in the manner noted on page 16 of this Code or to the Chairman of the Audit Committee of the Company’s Board of Directors (for all accounting and financial issues) to the address listed on page 9 of this Code.

2.	Every three months and promptly after an issue is raised that might require a waiver of, or change in, this Code of Conduct, the Company’s General Counsel will report to the Company’s Corporate Governance and Nominating Committee concerning compliance with this Code and any breaches or violations or other ethical issues which may have occurred or been presented. The Corporate Governance and Nominating Committee shall consider all issues brought before it in executive session. In instances where breaches or violations of this Code or other ethical issues may have been identified, the Company’s General Counsel may make such recommendation as may be appropriate to prevent a recurrence. The ultimate decision with respect to any such action will, however, be made by the Corporate Governance and Nominating Committee.

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3.	Only the Corporate Governance and Nominating Committee may waive this Code with respect to directors, executive officers and senior financial officers of the Company and only the Corporate Governance and Nominating Committee or Board may change this Code. All waivers of or changes to this Code for directors, executive officers or senior financial officers must be publicly disclosed in a manner that complies with the requirements of the SEC, the listing standards of the NYSE and other applicable laws.

4.	This Code of Conduct will be published on the Company’s website and will be reproduced and individual copies will be distributed or otherwise made available to all managers, supervisors, sales personnel and those Associates with purchasing or financial authority on an annual basis. (In addition, this Code is available in the Company’s Policies and Procedures Manual.) Each Associate receiving a copy of this Code will be required to acknowledge in writing that they have received, read and will abide by this Code. All acknowledgments will be forwarded to the Company’s General Counsel for retention and for appropriate follow-up action, if necessary. All acknowledgments by directors, executive officers or senior financial officers that disclose interests that breach or violate this Code must be forwarded to the Chairman of the Corporate Governance and Nominating Committee without delay.

5.	Any Associate to whom substantial discretionary authority is to be delegated and who could possibly be in a position to breach or violate the provisions of this Code, shall not be delegated such discretionary authority until a background check has been made of the Associate.

6.	All vendors, suppliers, agents, franchisees, joint venture partners and other business relationships will be informed of the basic principles of this Code. In particular, each vendor, supplier, agent, franchisee, joint venture partner and other business relationships will be made aware of the necessity of fair and honest dealings in all matters concerning the Company.

7.	Associate training programs will be initiated and maintained to fully inform all Associates of the major tenets of this Code. Compliance responsibilities will be included in the job descriptions of all Associates charged with such responsibilities. This statement will be included in all manager operational manuals.

8.	In order to fully monitor compliance with this Code, a Corporate Governance and Nominating Committee of the Company’s Board of Directors has been established. This Committee consists solely of independent directors. In the event any Associate is not comfortable with reviewing an ethics matter or any potential or actual breach or violation of this Code with the Company’s General Counsel, the matter may be addressed to the Chairman of the Company’s Corporate Governance and Nominating Committee as follows:

PERSONAL AND CONFIDENTIAL

Bronson Haase

Chairman, Corporate Governance and Nominating Committee of The Marcus Corporation

100 East Wisconsin Avenue, Suite 1900

Milwaukee, WI 53202

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9.	During any investigation of suspected breaches or violations of this Code, all Associates must fully cooperate with the investigation. The Company reserves the right to discipline any Associate who does not fully cooperate in any such investigation.

10.	Neither the Company nor any Associate will retaliate against any Associate who, in good faith, raises a question concerning ethical practices or a potential breach or violation of this Code. This means the Company will not terminate, demote, suspend, threaten, harass, transfer to an undesirable assignment, or otherwise discriminate against any Associate for calling attention to any suspected illegal, unethical or immoral acts or any potential breach or violation of this Code. This protection extends to anyone giving information in relation to an investigation. However, the Company reserves the right to discipline any Associate who knowingly makes a false accusation, provides false information to the Company or otherwise acts improperly.

11.	Based on the degree of responsibility of the Associate involved, compliance with this Code will be included in the Associate’s performance review.

12.	The Company’s independent auditing firm, in conjunction with the Corporate Governance and Nominating Committee, will perform a yearly review of the Company’s compliance with this Code and these procedures and the Corporate Governance and Nominating Committee shall consider whether any amendments to this Code and the procedures are necessary or appropriate.

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THE MARCUS CORPORATION
ACKNOWLEDGEMENT OF COMPLIANCE WITH CODE OF CONDUCT

(Please return this Acknowledgement immediately to the General Counsel of The Marcus Corporation)

To:	Thomas F. Kissinger
From:
Division:
Email:
Phone Number:
Office Location:
Supervisor:

I have read, understood and will abide by The Marcus Corporation’s Code of Conduct. I have no interests contrary to, and I have otherwise not breached or violated (or obtained a waiver of or change in) this Code, and I have no knowledge of any other Associate’s breach or violation of this Code, except as specifically described in detail below (If none, please state “None”)

Exceptions (please describe any situations you may be involved in that may conflict with or violate the Code, whether or not such activities have been pre-approved by the Company’s General Counsel):

Date	Description of Situation	Breach or Violation of Code	Preapproved

If, at any future date, I become involved in any matter which might constitute a breach or violation of this Code or if I learn that another Associate may be involved in any matter that might constitute a breach or violation of this Code, I will immediately disclose such circumstance in detail to the Company’s General Counsel (or to the Company’s Corporate Governance and Nominating Committee Chairman or Audit Committee Chairman) by a further memo of this nature.

Dated:	Signed: